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                                                                   Exhibit 10.35

                              EMPLOYMENT AGREEMENT

                  THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of the 19th day of February, 2004, by and between Brent R. Frei (the "Executive") and Onyx Software Corporation, a Washington corporation (the "Corporation").

                  Executive is currently employed by the Corporation as the Corporation's Chairman of the Board and Chief Executive Officer.

                  Executive and the Corporation desire to set forth the terms of Executive's continued employment on the terms and conditions provided herein.

                  For ease of reference, this Agreement is divided into the following parts, which begin on the pages indicated:

FIRST PART:       TERM OF EMPLOYMENT, DUTIES AND SCOPE, COMPENSATION AND
                  BENEFITS DURING EMPLOYMENT
                  (Sections 1 - 8, beginning on page 2)

SECOND PART:      COMPENSATION AND BENEFITS IN CASE OF TERMINATION
                  (Sections 9 - 11 beginning on page 5)

THIRD PART:       TRADE SECRETS, ASSIGNMENT OF INVENTIONS, SUCCESSORS,
                  MISCELLANEOUS PROVISIONS, SIGNATURE PAGE
                  (Sections 12 - 13 beginning on page 9)

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FIRST PART:       TERM OF EMPLOYMENT, DUTIES AND SCOPE, COMPENSATION AND
                  BENEFITS DURING EMPLOYMENT

SECTION 1.        TERM OF EMPLOYMENT

(a) Basic Rule. The Corporation agrees to continue to employ the Executive and the Executive agrees to continue to remain in employment with the Corporation as the Corporation's Chief Executive Officer (or in another Qualified Position (as defined below)) until the earliest of:

         (1)      The date of the Executive's death; or

         (2) The date when the Executive's employment terminates pursuant to Subsection (b), (c), (d) or (e) below.

(b) Early Termination or Resignation. The Corporation may terminate the Executive's employment at any time and for any reason, with or without Cause, by giving the Executive 30 days' advance written notice; provided, however, that the Corporation's Board of Directors (the "Board") may excuse the Executive from any or all of his duties during this period. Subject to Section 9(e), the Executive may terminate the Executive's employment for any reason by giving the Corporation not less than 30 days' advance written notice. In the event of such termination, Executive shall be entitled to compensation and benefits on the terms and subject to the conditions detailed in the Second Part of this Agreement.

(c) Termination for Cause. The Corporation may terminate the Executive's employment at any time (without prior notice) for Cause shown. For all purposes under this Agreement, "Cause" shall mean (1) a willful and continued failure, after written notice from the Corporation's Board of Directors (the "Board") and an opportunity to cure, to perform the Executive's duties under this Agreement, other than a failure resulting from the Executive's complete or partial incapacity due to physical or mental illness or impairment, (2) a willful act by the Executive that constitutes gross misconduct and that results in material harm to the Corporation, (3) a willful breach by the Executive of a material provision of this Agreement or (4) a material and willful violation of a federal or state law or regulation applicable to the business of the Corporation that results in material harm to the Corporation. For purposes of this Agreement, no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's action or omission was in the best interest of the Corporation. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until the Corporation provides notice to the Executive by providing a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board (other than Executive) at a meeting of the Board called and held for such purpose,(after reasonable notice to the Executive and an opportunity for the Executive, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth above and specifying the particulars thereof in reasonable detail.

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(d)      Termination for Disability. The Corporation may terminate the
         Executive's employment for Disability by giving the Executive written notice. For all purposes under this Agreement, "Disability" shall mean that the Executive, at the time the notice is given, has been unable to perform the Executive's duties under this Agreement for a period of not less than three consecutive months as a result of the Executive's incapacity due to physical or mental illness. In the event that the Executive resumes the performance of substantially all of the Executive's duties under this Agreement before the termination of the Executive's employment under this Section becomes effective, the notice of termination shall automatically be deemed to have been revoked.

(e) Termination of Agreement. This Agreement shall expire when all obligations of the parties hereunder have been satisfied.

SECTION 2.        DUTIES AND SCOPE OF EMPLOYMENT

(a) Position. The Corporation agrees to continue to employ the Executive for the term of employment under this Agreement in the position of Chief Executive Officer or in another Qualified Position. Unless Executive accepts another Qualified Position with different duties and reporting responsibilities, as provided in Section 9(a), the Executive shall be the Corporation's highest ranking officer and shall report directly to the Board. The Executive shall be given such duties, responsibilities and authorities as are normally associated with or appropriate to his position.

(b) Obligations. During the term of employment under this Agreement, the Executive shall continue to devote the Executive's full business efforts and time to the business and affairs of the Corporation as needed to carry out his duties and responsibilities hereunder subject to the overall supervision of the Board. The foregoing shall not preclude the Executive from engaging in appropriate civic, charitable or religious activities or from devoting a reasonable amount of time to private investments or from serving on the boards of directors of other entities, as long as such activities and service do not interfere or conflict with the Executive's responsibilities to the Corporation.

SECTION 3.        BASE COMPENSATION

During the term of employment under this Agreement, the Corporation agrees to continue to pay the Executive as compensation for services a base salary at the annual rate of $250,000 or at such higher rate as the Corporation may determine from time to time. Such salary shall be payable semi-monthly in accordance with the standard payroll procedures of the Corporation. Beginning in January 2005, the Executive's base salary shall be reviewed annually and increased, to the extent appropriate, based upon the Executive's performance and the Corporation's ability to fund a pay review program. The annual compensation specified in this
Section 3, together with any increases in such compensation that the Corporation may grant from time to time is referred to in this Agreement as "Base Compensation."

SECTION 4.        LEVERAGED COMPENSATION PLAN

As a member of the executive team, the Executive will continue to participate each year in the Corporation's annual incentive compensation plan ("Leveraged Compensation Plan"). It is

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acknowledged that Executive's participation under the Leveraged Compensation
Plan for 2003, his 2003 target incentive bonus and the financial and business goals underlying the payment of such target incentive bonus were established in the first quarter of 2003 and that, based on the Company's failure to achieve such financial and business goals, Executive shall not receive any incentive bonus under the Leveraged Compensation Plan for 2003. For 2004, under the Leveraged Compensation Plan, the Executive will be eligible to receive a target incentive bonus of sixty-five percent (65%) of his Base Compensation. The Executive's actual leveraged compensation will be determined based upon the Corporation's achievement of designated financial and business goals which are believed to be achievable given the Corporation's competitive and marketplace position, and which are established, after consultation with the Executive no later than sixty days after the beginning of each year, beginning with 2004.

SECTION 5.        STOCK OPTIONS

Executive shall be eligible for additional option grants as may be provided by the Compensation Committee of the Board from time to time (taking into account Executive's substantial equity ownership position in the Corporation).

SECTION 6.        EXECUTIVE BENEFITS

During the term of employment under this Agreement, the Executive shall be eligible to participate in the executive benefit plans and executive compensation programs maintained by the Corporation on a basis no less favorable than that applicable to the Corporation's other senior executives, including (without limitation) 401(k) and employee stock purchase plans, life, disability, medical, dental, vision, accident and other insurance programs, transportation fringe benefit plans, paid vacations, and similar plans or programs, subject in each case to the generally applicable terms and conditions of the plan or program in question and to the discretion and determinations of any person, committee or entity administering such plan or program. The Executive shall be entitled to four weeks of paid vacation per year.

SECTION 7.        LEGAL EXPENSES

The Corporation shall reimburse the Executive for up to ten thousand dollars ($10,000) in documented legal expenses incurred by the Executive in association with this Agreement.

SECTION 8.        BUSINESS EXPENSES AND TRAVEL

During the term of employment under this Agreement, the Executive shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with the Executive's duties hereunder. The Corporation shall reimburse the Executive for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with generally applicable policies.

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SECOND PART:      COMPENSATION AND BENEFITS IN CASE OF TERMINATION

SECTION 9. INVOLUNTARY, ACTUAL OR CONSTRUCTIVE TERMINATION WITHOUT CAUSE OR DISABILITY

In the event that, during the term of this Agreement, the Executive's employment terminates in a Qualifying Termination, as defined in Subsection (a), then, following the latest of the following dates: (i) the effective date of the Release and Waiver of Claims described in Section 9(e) (the "Release"), (ii) the expiration of the 90-day Transition Period (as defined below) described in
Section 9(e) or (iii) the execution by Executive of any requested Consulting Agreement (as defined below) (such latest date, the "Trigger Date"), the Executive shall be entitled to receive the payments and benefits described in Subsections (b), (c) and (d).

(a)      Qualifying Termination. A Qualifying Termination occurs if:

         (1) The Corporation terminates the Executive's employment for any reason other than Cause or Disability; or

         (2) The Executive notifies the Corporation in writing that he will terminate his employment with the Corporation in response to, and no later than 30 days after the effective date of, a "Constructive Termination". Constructive Termination is defined as (i) a material change in Executive's duties, responsibilities, or authorities (ii) a breach of Subsection 2(a), or (iii) a relocation of the Corporation's headquarters of more than 35 miles from its location on the date hereof or a change in the Executive's principal business location to a location other than the corporate headquarters;

provided, however, that no Qualifying Termination shall be deemed to occur under clauses (1) or (2) above if the Corporation offers Executive another executive-level position with the Corporation reporting to the Board or the Chief Executive Officer of the Corporation and at the same salary and having the same benefits provided in this Agreement (a "Qualified Position") and Executive, in his sole discretion, agrees to accept such Qualified Position, in which case Executive's employment in such Qualified Position shall continue under this Agreement.

(b) Severance. In the event of a Qualifying Termination, the Corporation shall pay to the Executive as severance, subject to and conditioned upon the execution by Executive of the Release, the following amounts on the following terms:

         (1) an amount equal to the product of Executive's monthly Base Compensation in effect on the date of the employment termination, multiplied by twelve months from the date of the employment termination (the "Severance Term"), payable semi-monthly over the Severance Term in accordance with the Corporation's standard payroll procedures; plus

         (2) an amount equal to 100% of the Executive's target incentive bonus in effect for the fiscal year in which Executive's employment is terminated (regardless of whether the underlying targets are actually achieved), payable semi-monthly over

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                  the Severance Term in accordance with the Corporation's
                  standard payroll procedures; plus

         (3) Any earned, but unpaid, bonus owed to Executive for a completed six-month bonus period as of the date of the termination, which bonus has been or will be determined by the Board in accordance with the Leveraged Compensation Plan, and shall be payable in one lump sum no later than ten (10) days after the Trigger Date.

(c) Life Insurance and Health Plan Coverage. Beginning on the date when the employment termination is effective and ending at the earlier of (1) the expiration of the Severance Term or (2) the date of the Executive's death, Executive (and, where applicable, the Executive's dependents) shall be entitled to continue participation at the Company's expense in
         (a) the group term life insurance plan and (b) in the health care plan for Executives maintained by the Corporation, through COBRA, with coverage the same as if the Executive were still an Executive of the Corporation. The coverage provided under this Subsection (c) shall run concurrently with and shall be offset against any continuation coverage under Part 6 of Title I of the Executive Retirement Income Security Act of 1974, as amended. Where applicable, the Executive's compensation for purposes of such plans shall be deemed to be equal to the Executive's compensation (as defined in such plans) in effect on the date of the employment termination. To the extent that the Corporation finds it undesirable to cover the Executive under the group life insurance and health plans of the Corporation, the Corporation shall provide the Executive (at its own expense) with the same level of coverage under individual policies. The Corporation will also provide and pay for Group Term Insurance conversion under the Corporation's Group Term Life Plan for the Severance Term. In the event that Executive secures employment during the Severance Term, Executive shall make reasonably diligence efforts to secure replacement insurance provided by such subsequent employment and will notify the Corporation promptly of the effective date of such coverage. On such effective date or at the end of the Severance Term, the Corporation will no longer be required to pay COBRA premiums to provide health care coverage for Executive or, where applicable, his dependents. At the end of the Severance Term, Executive may take over COBRA payments for any remaining COBRA period, provided that Executive is not yet covered by another healthcare plan.

(d) Vesting and Exerciseability of Stock Options. As of the effective date of termination, all stock options not previously vested will vest and remain exercisable to the extent provided in, and in accordance with, the applicable stock option letter agreement between the Corporation and the Executive.

(e) Conditions to Receipt of Payments and Benefits. As a condition to the receipt of the payments and benefits described in this Section 9, the Executive shall be required to (i) execute a release substantially in the form attached hereto of all claims arising out of the Executive's employment or the termination thereof including, but not limited to, any claim of discrimination under state or federal law, but excluding claims for benefits accrued under the Corporation's employee benefit plans, and claims for indemnification from the Corporation under any indemnification agreement with the Corporation, its

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         certificate of incorporation and by-laws or applicable law or claims for directors and officers' insurance coverage, (ii) at the request of the Corporation, continue in the employment of the Corporation for a period of not less than 90 days following notice of termination (the "Transition Period"), and cooperate in good faith during such period to assist the Corporation to transition his duties and responsibilities to his replacement and (iii) at the request of the Corporation, execute a Consulting Agreement under which Executive will agree, for a period up to the Severance Term, to provide not more than 5 hours per week of consulting services to the Corporation, the consideration for which shall be a specified portion of the payments and benefits described in this Section 9.

(f) Noncompetition, Nonsolicitation and Nondisparagement. In view of the Executive's position and his access to Confidential Information, as defined below, the Executive agrees by accepting this Agreement that, the Executive shall not, during Executive's employment with the Corporation and for a period of (A) twelve (12) months after any termination thereof in the case of clauses (i) and (ii) below and (B) twenty-four (24) months after any termination thereof in the case of clauses (iii)-(viii) below, without the Corporation's prior written consent, directly or indirectly, alone or as a partner, joint venturer, officer, director, employee, consultant, agent or stockholder (other than a less than 5% stockholder of a publicly traded company) (i) engage in any activity which is in competition with the business, the products or services of the Corporation, (ii) directly or indirectly solicit or hire any of the Corporation's employees or consultants,
         (iii) hire any of the Corporation's employees or consultants if Executive is engaged in any activity which is in competition with the business, the products or services of the Corporation, (iv) directly or indirectly solicit any of the Corporation's employees or consultants on behalf of any business or entity that is competitive with the business, products or services of the Corporation, (v) directly or indirectly solicit any customers of the Corporation on behalf of any business or entity that is competitive with the business, products or services of the Corporation, (vi) actively encourage employees or consultants to leave the Corporation, (vii) make any negative or derogatory comment to any third party, including current employees, consultants, customers and prospects of the Corporation and the press, regarding the Corporation, its business or related activities, or the relationship between the Corporation and Executive or (viii) otherwise breach his Confidential Information obligations. Notwithstanding the foregoing, nothing herein shall restrict the Executive from employment with any entity which is in competition with the Corporation, if (a) the business unit of such entity which competes with the Corporation is not a principal business of such entity and (b) if the Executive's duties with respect to such entity do not involve the activities which are in competition with the Corporation.

(g) No Mitigation. The Executive shall not be required to mitigate the amount of any payment or benefit contemplated by this Section 9, nor shall any such payment or benefit be reduced by any earnings or benefits that the Executive may receive from any other source.

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SECTION 10.       TERMINATION RESULTING FROM A CHANGE IN CONTROL

In the event of a Qualifying Termination occurring within two years after a "Corporate Transaction" described in Section 2.6 of the 1998 Stock Incentive Compensation Plan), the Severance Term shall be equal to eighteen months.

SECTION 11.       OTHER TERMINATIONS UNDER THIS PART

If termination of employment, actual or constructive, is not described in
Section 9, then the Executive is entitled only to the compensation, benefits and reimbursements payable under the terms of Part I of this Agreement for the period preceding the effective date of the termination including any disability or death benefits to which Executive (or his estate or beneficiary(s)) may be entitled as a result of termination of his employment on account of Disability or death. The payments under this Agreement shall fully discharge all responsibilities of the Corporation to the Executive upon termination of the Executive's employment. This Section 11 applies, without limitation, to any termination of employment initiated by the Executive (except an Executive-initiated termination that is described in Paragraph 2 of Section 9(a)), termination of employment caused by the Executive's death or Disability, termination of the Executive for Cause, and any constructive termination (not described in Section 9).

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THIRD PART:       TRADE SECRETS, ASSIGNMENT OF INVENTIONS SUCCESSORS,
                  MISCELLANEOUS PROVISIONS, SIGNATURE PAGE

SECTION 12.       EMPLOYEE CONFIDENTIALITY AND INVENTION AGREEMENT

Executive acknowledges and reaffirms his agreements regarding nondisclosure and confidentiality of the Corporation's confidential information and regarding the ownership of the Corporation's inventions contained in that certain Onyx Software Corporation Employee Confidentiality and Invention Agreement dated May 12, 1994 (the "Confidentiality Agreement"). Executive acknowledges and agrees that such agreement shall survive indefinitely any termination of Executive's employment with the Corporation, however caused.

SECTION 13.       SUCCESSORS

(a) Corporation's Successors. The Corporation shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Corporation's business and/or assets, by an agreement in substance and form satisfactory to the Executive, to assume this Agreement and to agree expressly to perform this Agreement in the same manner and to the same extent as the Corporation would be required to perform it in the absence of a succession. The Corporation's failure to obtain such agreement prior to the effectiveness of a succession shall be a breach of this Agreement and shall entitle the Executive to all of the compensation and benefits to which the Executive would have been entitled hereunder if the Corporation had involuntarily terminated the Executive's employment without Cause or Disability, on the date when such succession becomes effective. For all purposes under this Agreement, the term "Corporation" shall include any successor to the Corporation's business and/or assets that executes and delivers the assumption agreement described in this Subsection (a) or that becomes bound by this Agreement by operation of law.

(b) Executive's Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

SECTION 14.       MISCELLANEOUS PROVISIONS

(a) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Corporation (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b) Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) that are not expressly set forth in this Agreement, any stock option letter agreement between the Corporation and Executive or the

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         Confidentiality Agreement have been made or entered into by either party with respect to the subject matter hereof.

(c) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to the Executive at the home address that the Executive most recently communicated to the Corporation in writing. In the case of the Corporation, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel.

(d) No Setoff. There shall be no right of setoff or counterclaim, with respect to any claim, debt or obligation, against payments to the Executive under this Agreement.

(e) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Washington. Jurisdiction and venue for any claims arising under this Agreement shall lie exclusively in King County, Washington State, USA.

(f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(g) No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this Subsection (i) shall be void.

(h) Employment at Will; Limitation of Remedies. The Corporation and the Executive acknowledge that the Executive's employment is at will, as defined under applicable law. If the Executive's employment terminates for any reason, the Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement.

(i) Employment Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable taxes.

(j) Benefit Coverage Non-Additive. In the event that the Executive is entitled to life insurance and health plan coverage under more than one provision hereunder, only one provision shall apply, and neither the periods of coverage nor the amounts of benefits shall be additive.

(k) Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement (or the breach thereof) shall be settled by final, binding and non-appealable arbitration in Seattle, Washington by three arbitrators. Subject to the following provisions, the arbitration shall be conducted in accordance with the rules of the American Arbitration Association (the "Association") then in effect. One of the

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         arbitrators shall be appointed by the Corporation, one shall be appointed by the Executive, and the third shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the third arbitrator within 30 days of the appointment of the second arbitrator, then the third arbitrator shall be appointed by the Association. Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement. In the event the subject matter of the arbitration proceedings is whether or not the Executive was terminated for Cause, and Executive prevails on substantially all material issues of such claim, the Corporation shall be responsible for up to an maximum of $50,000, such figure which may be comprised of (a) fees of the American Arbitration Association and the arbitrators or (b) any expenses relating to the conduct of the arbitration (including the Executive's reasonable attorneys' fees and expenses). In the event the subject matter of the arbitration proceedings is other than whether or not the Executive was terminated for Cause, Executive shall be entitled to recover the monies contemplated above if he is awarded a material amount under such claim. Except as otherwise provided above, each party shall be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys' fees and expenses) and shall share the fees of the American Arbitration Association equally. Nothing in this paragraph shall be construed as precluding the Corporation from bringing a civil action in court for injunctive relief or other equitable relief relating to the breach or threatened breach of the agreements set forth in Section 9(f) of this Agreement or in the Confidentiality Agreement, provided that if a court determines that the Corporation is not entitled to such relief, the Corporation shall reimburse the Executive for his reasonable attorney's fees and expenses incurred in the defense of such action.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Corporation by its duly authorized officer, as of the day and year first above written. Executive has consulted (or has had the opportunity to consult) with his own counsel (who is other than the Corporation's counsel) prior to execution of this Agreement.

                                                  /s/ BRENT FREI
                                                  ------------------------------
                                                               Executive

                                             ONYX SOFTWARE CORPORATION

                                             By:  /s/ WILLIAM B. ELMORE
                                                  ------------------------------

                                                  ------------------------------

                                             Its: Member, Board of Directors

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                                    EXHIBIT A

                                 GENERAL RELEASE

                  BRENT R. FREI (hereinafter referred to as "RELEASOR"), in accordance with the terms of the Employment Agreement ("Agreement") by and between the parties and in consideration of the promises by Onyx SOFTWARE CORPORATION (hereinafter "Onyx") set forth in the Agreement and other good and valuable consideration to be paid by Onyx as further prescribed by said Agreement, hereby releases and forever discharges Onyx, its officers, agents, representatives and employees, (hereinafter referred to as "RELEASEES"), from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, bonuses, controversies, agreements, promises, claims, charges, complaints and demands whatsoever, whether in law or equity, against the RELEASEES, which the RELEASOR and the RELEASOR'S heirs, executors, administrators, successors, and assigns, may now have or hereafter can have, shall have, may have, or may have had for, upon, or by reason of any cause or thing whatsoever including, but not limited to, claims arising under the Americans With Disabilities Act, the National Labor Relations Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, 29 U.S.C. Section 1001 et seq., as amended ("ERISA"), including, but not limited to, breach of fiduciary duty and equitable claims to be brought under Section 1132(a)(3), Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Vocational Rehabilitation Act of 1973, the Civil Rights Acts of 1866, 1871 and 1991, including Section 1981 of the Civil Rights Act, the Family Medical Leave Act, the Washington Law Against Discrimination, and/or any other federal, state or local human rights, civil rights, wage-hour, pension or labor law, rule, statute, regulation, constitution or ordinance and/or public policy, contract or tort law, or any claim of retaliation under such laws, or any claim of breach of any contract (whether express, oral, written or implied from any source), or any claim of intentional or negligent infliction of emotional distress, tortious interference with contractual relations, wrongful or abusive discharge, defamation, prima facie tort, fraud, negligence, loss of consortium, or any action similar thereto against RELEASEES, including any claim for attorneys' fees, based upon any conduct from the beginning of the world up to and including the date of this General Release; provided, however, that RELEASOR does not waive any right to file an administrative charge with the Equal Employment Opportunity Commission
(EEOC) (subject to the restriction that if any such charge is filed, RELEASOR agrees not to violate the confidentiality provisions of the Agreement or to seek or in any way obtain or accept any award, recovery, settlement or individual relief therefrom); and provided further, however, that RELEASOR does not release any claim of breach of the terms of the Employment Settlement Agreement between RELEASOR and RELEASEES; and provided further, however, that RELEASOR does not waive any rights or release Onyx from payments of any and all benefits and/or monies earned, accrued, vested or otherwise owing, if any, to RELEASOR under the terms of Onyx's retirement, savings, deferred compensation and/or profit sharing plan(s); and provided further, however, that RELEASOR does not release any claims for indemnification from Onyx under any indemnification agreement with Onyx, its articles of incorporation and by-laws or applicable law or claims for directors and officers' insurance coverage.

                  Thus, for the purpose of implementing a full and complete release and discharge of the RELEASEES, RELEASOR expressly acknowledges that this General Release is intended to include in its effect, without limitation, all claims which RELEASOR does not know or suspects to exist in RELEASOR'S favor at the time of execution hereof, and that this General Release contemplates the extinguishment of any such claim or claims; provided, however, that RELEASOR does not hereby release any claims concerning the enforceability of this General Release (including the Agreement) or arising from the breach of the terms of this General Release (including the Agreement).

                  RELEASOR further releases RELEASEES from any and all liability for their refusal or failure to employ or hire him at any time in the future, and agrees that he shall not seek and hereby waives any claim for employment, reinstatement or re-employment with RELEASEES at any time in the future and RELEASOR further agrees that this General Release shall be a complete bar to any such application or employment.

                  RELEASOR further acknowledges and agrees that in the event any charge, complaint, action or proceeding was or is filed on behalf of RELEASOR in any agency, court or other forum against RELEASEES based on any conduct from the beginning of the world up to and including the date of this General Release, RELEASOR will not accept any individual relief therefrom.

                  RELEASOR further acknowledges and agrees that if any of the provisions, terms, clauses, waivers and releases of claims and rights contained in this General Release are declared illegal, unenforceable, or ineffective in a legal forum of competent jurisdiction, such provisions, terms, clauses, waivers and releases of claims or rights shall be modified, if possible, in order to achieve, to the extent possible, the intentions of the parties, and, if necessary, such provisions, terms, clauses, waivers and releases of claims and rights shall be deemed severable, such that all other provisions, terms, clauses, waivers and releases of claims and rights contained in this General Release shall remain valid and binding upon both parties; provided, however, that, notwithstanding any other provision of this General Release, if any portion of the waiver or release of claims or rights is held to be unenforceable, Onyx, at its option, may seek modification or severance of such portion or consider the General Release null and void.

                  This General Release may not be altered, amended, modified, superseded, canceled or terminated except by an express written agreement duly executed by all of the parties hereto or their attorneys on their behalf, which agreement makes specific reference to the Agreement. This General Release will be governed by the laws of the State of Washington.

                  [RELEASOR understands that seven (7) days after the date of execution of this Release (including the Agreement), this General Release (including the Agreement) become effective and, as of that date, he may not change his decision or seek any other remuneration in any form; provided, however, that he has a seven (7) day revocation period (beginning on the date of execution). If RELEASOR intends to revoke this General Release (including the Agreement) he must advise counsel for Onyx on or before the expiration of this seven (7) day revocation period by hand delivering to [INSERT DESIGNEE], written notification of his intention to revoke the Agreement or General Release, which written notification makes specific reference to this General Release (including the Agreement).][INSERT PARAGRAPH ONLY IF RELEASOR IS OVER 40 AT TIME OF EXECUTION.]

            RELEASOR by signing this General Release (including the Agreement) acknowledges that he has had a full and fair opportunity [(at least 21 days)][INSERT BRACKETED LANGUAGE IF RELEASOR IS OVER 40 AT TIME OF EXECUTION] to review, consider and negotiate the terms of this General Release (including the Agreement), that he has been advised to seek and has had the opportunity to seek the advice of an attorney at the cost of Onyx in connection with his decision whether to accept the benefits that have been offered to him under this General Release (including the Agreement), and has reviewed this General Release (including the Agreement) with advisors of his choice, that he has read and understands this General Release (including the Agreement), and that he has signed this General Release (including the Agreement) freely and voluntarily, without duress, coercion or undue influence and with full and free understanding of its terms.

            IN WITNESS WHEREOF, RELEASOR has hereunto set his hand and seal below.

                                   -----------------------------------------
                                                BRENT R. FREI

State of Washington        )
                           ) ss.:
County of Kings            )

            On this ___ day of ___________ 200_, before me personally came BRENT
R. FREI, known to me to be the individual described herein, and who executed the foregoing Agreement and General Release.

------------------------------------
Notary Public


                                      -3-